Exhibit 10.1

This AMENDMENT NO. 1 (this “Amendment”) is entered into on December    , 2015 (the “Effective Date of this Amendment”) between CTC Media, Inc., a corporation organized and existing under the law of the State of Delaware (the “Seller”), and UTV-Management LLC, a company organized and existing under the law of the Russian Federation (the “Purchaser”, and together with the Seller, the “Parties”), and amends the Framework Agreement between the Parties dated September 24, 2015 (as amended, the “Framework Agreement”) .

R E C I T A L S

WHEREAS, the Seller and the Purchaser are party to the Framework Agreement; and

WHEREAS, the Parties desire to amend the Framework Agreement as hereinafter set forth;

NOW, THEREFORE, for and in consideration of the mutual covenants and undertakings herein provided, the Parties hereby agree as follows:

1.                                      DEFINED TERMS; INTERPRETATION

1.1                               In this Amendment, unless the contrary intention appears, a reference to a section is a reference to a section of this Amendment.

1.2                               The headings in this Amendment do not affect its interpretation.

1.3                               For purposes of this Amendment, unless otherwise defined herein, capitalized terms used but not otherwise defined herein shall have the meanings set forth in Section 1.01 of the Framework Agreement.

1.4                               The rules of interpretation set forth in Section 1.02 of the Framework Agreement shall apply mutatis mutandis to this Amendment as fully as if expressly set forth herein.

2.                                      AMENDMENT

2.1                               The amendments set out in section 2.2 shall be effective from the Effective Date of this Amendment.

2.2                               The Parties hereby agree that the Framework Agreement will be amended as follows:

Management Incentive Plan:

(i)                                     The following new definitions shall be inserted in Section 1.01 in the correct alphabetical order:

“Key Managers” means the key managers of the Target and/or other Acquired Companies listed at Part A of Schedule 6.12.

“Management Retention Agreements” means the management retention agreements of the Target and/or other Acquired Companies providing for the potential payment of bonuses to the Key Managers in connection with their continued employment with the Target and/or other Acquired Companies and the achievement of key performance indicators in 2016, pursuant to the terms thereof, in the maximum amounts set out opposite the name of each Key

Manager in Part A of Schedule 6.12, in each case on the terms and conditions of a bonus agreement with such Key Manager, a form of which is set out in Part B of Schedule 6.12.

“MIP Bank Account” means the account of JSC “CTC Network” with JSC “VTB Bank”, account number ending 0101.

“2016 MIP Funding” means the USD cash amount of USD4,000,000 (four million U.S.dollars).

(ii)                                 Section 3.18(c) shall be amended by deleting the word “Neither” at the beginning of such Section and replacing it with the words “Other than pursuant to the Management Retention Agreements, neither”.

(iii)                              Section 3.19(e) shall be amended by inserting the words “Other than in respect of the Management Retention Agreements,” at the beginning of such Section before the words “Schedule 3.19(e) to the Disclosure Schedule”.

(iv)                             Section 3.19(f) shall be amended by inserting the words “Other than in respect of the Management Retention Agreements,” at the beginning of such Section before the words “Schedule 3.19(f) to the Disclosure Schedule”.

(v)                                Subclause (A) of Section 6.01(f)(v) shall be amended by inserting the words “and other than pursuant to the Management Retention Agreements,” after the words “other than in the Ordinary Course of Business”.

(vi)                             A new Section 6.12 to the Framework Agreement shall be inserted in Article VI (Covenants) as follows:

“SECTION 6.12.   MIP Obligations.

Seller and Purchaser each acknowledges and agrees that the Target and/or other Acquired Companies have continuing obligations under the Management Retention Agreements to pay bonuses in the aggregate amount of up to the 2016 MIP Funding to the Key Managers in 2016 in accordance with terms thereof. At Closing, Seller shall ensure the 2016 MIP Funding is on deposit at the MIP Bank Account for such purpose in freely available funds, and shall indemnify Purchaser on a dollar-for-dollar basis for any shortfall.  Such deposit shall not comprise Cash Reserve. Provided the 2016 MIP Funding is on deposit on the MIP Bank Account at Closing, following the Closing Purchaser shall procure that the relevant Acquired Companies shall discharge their obligations under the Management Retention Agreements.  Purchaser undertakes not to use the deposit comprising the 2016 MIP Funding as at Closing for any purpose other than allowing the relevant Acquired Companies to discharge their payment obligations under the Management Retention Agreements in accordance with their terms (until such obligations are discharged in full). Such payment obligations may be settled in Roubles at the exchange rate set by the Central Bank of the Russian Federation on the date two business days prior to the payment date, net of conversion costs and net of any applicable taxes.  Seller and Purchaser each further acknowledges and agrees that any cash balance remaining in the MIP Bank Account upon the due discharge of the payment obligations under the Management Retention Agreements by each relevant Acquired Company shall be retained by the relevant Acquired Company and be non-refundable to Seller under all circumstances and Seller shall not be entitled to be reimbursed or indemnified for the amount of such remaining cash.”

(vii)                          Part A of Schedule 6.01(f) to the Framework Agreement shall be deemed amended by reducing the amount of the Permitted Dividends payable by the Target to the Seller by the amount of the 2016 MIP Funding (or its Rouble equivalent); and any reference to the Permitted Dividends in the Framework Agreement shall be to the Permitted Dividends as so reduced.

(viii)                       A new Schedule 6.12 to the Framework Agreement shall be inserted after Schedule 6.01(f) in the form of Exhibit 1 to this Amendment.

Transition Services:

(ix)                             Section 6.10(c) shall be amended by deleting such Section in its entirety and replacing it with the following:

“(c)                            Following Closing:

(i)  Purchaser shall furnish to Seller such information and assistance concerning the Target and other Acquired Companies as Seller may reasonably request from time to time in connection with the Seller’s reporting obligations under the Exchange Act and the rules and regulations promulgated thereunder, the preparation of the Seller’s financial statements and the preparation of any required filings in respect of Tax, and shall otherwise reasonably assist and cooperate with Seller in the preparation of such reporting, accounting and Tax matters.  The information relating to the Target and other Acquired Companies at the time supplied by Purchaser to Seller for inclusion in any report to be filed by Seller with the SEC shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(ii)  In furtherance of the covenant set out in Section 6.10(c)(i), Purchaser agrees, upon reasonable request by Seller, to assign sufficient resources and qualified tax, accounting and reporting personnel of the Target (“Filing Personnel”) (and Purchaser may otherwise engage personnel of third-party service providers) as are reasonably required to assist Seller with the preparation of Seller’s filings under the Exchange Act and the rules and regulations promulgated thereunder, the Seller’s financial statements and any required filings in respect of Tax (collectively, the “Filing Assistance”).

(iii)  Purchaser agrees that the Filing Assistance shall be provided in good faith, in accordance with Applicable Law and in a manner generally consistent with the historical provision of such services and with the same standard of care as historically provided.

(iv)  Other than as set out in Section 6.10(c)(iii), Purchaser makes no representations and warranties of any kind, implied or expressed, with respect to the Filing Assistance. Seller acknowledges and agrees that this Section 6.10(c) does not create a fiduciary relationship, partnership, joint venture or relationships of trust or agency between Seller and Purchaser and that the Filing Assistance is provided by Purchaser as an independent contractor.

(v)  For such time as any employees of the Target are providing the Filing Assistance to Seller pursuant to this Section 6.10(c):

(A)  the Filing Personnel will remain employees of the Target and/or other Acquired Companies and shall not be deemed to be employees of Seller for any purpose;

(B)  Purchaser shall be solely responsible for the payment and provision of all wages, bonuses and commissions, employee benefits, including severance and worker’s compensation, and the withholding and payment of applicable Taxes relating to such employment of the Filing Personnel and/or the payment of third-party service providers;

(C)  As consideration for the provision of the Filing Assistance, Seller shall pay to Purchaser an amount equal to the aggregate compensation and benefits costs of each member of the Filing Personnel in respect of time spent in rendering the Filing Assistance on a per diem basis plus an amount equal to the amounts paid to any third-party service providers.  Purchaser shall provide Seller with monthly invoices (“Invoices”), which shall set forth in reasonable detail, with such supporting documentation as Seller may reasonably request, the amounts payable in respect of the services rendered by the Filing Personnel during such month.  Seller shall make payment to Target or another Acquired Company (as directed by Purchaser) within fifteen (15) days after the date of receipt of an Invoice.  If Purchaser estimates that the amount payable hereunder is any one month would exceed $10,000, then Purchaser may require payment in advance.

(D)  In the event of an Invoice dispute, Seller shall deliver a written statement to Purchaser no later than ten (10) days prior to the date a payment is due on the disputed Invoice listing all disputed items and providing a reasonably detailed description of each disputed item. Amounts not so disputed shall be deemed accepted and shall be paid, notwithstanding disputes on other items, within the period set forth in sub-Section (C) above.  The Parties shall seek to resolve all such disputes expeditiously and in good faith.

(E)  Each of the Parties hereby acknowledges that it shall have no right under this Section 6.10(c) to offset any amounts owed (or to become due and owing) to the other Party, whether under this Agreement or otherwise, against any other amount owed (or to become due and owing) to it by the other Party.

(vi)  The arrangements contemplated by this paragraph (c) shall terminate on December 31, 2016, unless the Parties otherwise agree.”

5% Resolution

(x)                                The definition of “5% Resolution” provided in Section 1.01 of the Framework Agreement shall be amended by deleting such definition in its entirety and replacing it with the following:

““5% Resolution” means the written resolution of Seller and Purchaser as participants of Target (i) to increase the charter capital of Target through the contribution by the Purchaser (or its Affiliate, as designated by Purchaser) in the form of a Russian-law-governed promissory note whereby the Purchaser (or such Affiliate) shall acquire Participation Interests with the result that (immediately upon such issuance) the Purchaser (singly, or together with such Affiliate) holds 80% of the total participation interests of the Target and (ii) to approve the pledge of the Sale Participation Interests by Purchaser in favour of Purchaser’s creditor, substantially in the form set out in Schedule 1.01(h).”

(xi)                             Schedule 1.01(h) to the Framework Agreement shall be amended by deleting such Schedule in its entirety and replacing it with the form document set out in Exhibit 2 to this Amendment.

Target’s New Charter

(xii)                          Schedule 7.02(h) to the Framework Agreement shall be amended by deleting such Schedule in its entirety and replacing it with the form document set out in Exhibit 3 to this Amendment.

3.                                      MISCELLANEOUS

3.1                               Generally.  The provisions of Article X (Miscellaneous) of the Framework Agreement shall apply mutatis mutandis to this Amendment as fully as if expressly set forth herein.

3.2                               Governing Law.  The validity, construction, interpretation, and effect of this Amendment and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Amendment shall be governed by, and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

3.3                               Integration.  The Framework Agreement, as amended by this Amendment, and the other Transaction Documents constitute the entire agreement between the Parties with respect to the matters contained herein and therein and all prior contracts or arrangements between them with respect to such matters are superseded.  Any oral or written representation, warranty, course of dealing or trade usage not contained or referenced herein or therein will not be binding on the Parties.

3.4                               Counterparts.  This Amendment may be executed in one or more counterparts, each of which shall be an original but all of which, taken together, shall constitute only one legal instrument.

3.5                               References to the Framework Agreement.  On and after the Effective Date of this Amendment, each reference in the Framework Agreement to “this Agreement”,

“hereunder”, “hereof” or words of like import referring to the Framework Agreement shall mean and be a reference to the Framework Agreement as amended by this Amendment.

3.6                               Effect of this Amendment.  Except as otherwise expressly provided in this Amendment (which shall be read as one with the Framework Agreement as if fully set forth herein):

(a)                                 this Amendment shall not operate as a waiver of any right, power or remedy of any Party, nor constitute a waiver of any provision of the Framework Agreement and Purchaser shall reserve any and all rights pursuant to Section 6.01(f) of the Framework Agreement with regard to the establishment of the key performance indicators by the Target and/or other Acquired Company in accordance with the Management Retention Agreements, as well as any amendments or supplements to the Management Retention Agreements made after the date of this Amendment; and

(b)                                 the Framework Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects.

IN WITNESS WHEREOF the Parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the date first above written.

PURCHASER:

UTV-MANAGEMENT LLC

By:
Name:
Title:

SELLER:

CTC MEDIA, INC.

By:
Name:
Title: